Contact: Frances G. Rathke, CFO
 Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2007
Second Quarter Results

- The success of the Keurig single-cup brewing system and K-Cups drive strong sales and earnings growth -

WATERBURY, VT (May 3, 2007) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal second quarter results for the thirteen weeks ended March 31, 2007, reporting strong sales and earnings growth.

The Company changed its quarterly calendar in fiscal 2007 to report four thirteen-week quarters ending on the last Saturday in September (which is the same year-end as in prior years). The prior quarterly calendar was 16 weeks for the first quarter, and twelve weeks for the second, third and fourth quarters except in the years with the additional 53rd week.

Throughout this press release, fiscal quarter 2007 financial results are compared both to reported 2006 financial results and to 2006 financial results adjusted to present the results of the comparable thirteen week period. The adjusted 2006 financial results are used for comparative purposes and are referred to as the "as-adjusted prior period." A reconciliation of the fiscal second quarter 2006 and year-to-date 2006 consolidated statement of operations as reported for the twelve weeks and twenty-eight weeks ended April 8, 2006 and the as-adjusted, and thus comparable, fiscal second quarter 2006 and year-to-date 2006 presented on a thirteen weeks and twenty-six weeks basis which would have ended on March 25, 2006 is provided in the Company's financial tables accompanying this press release and will be provided as a footnote in the Company's fiscal second quarter 2007 SEC filing. In addition, a reconciliation of all GAAP to non-GAAP financial measures is provided in the Company's financial tables accompanying this press release.

Net sales for the second quarter of fiscal 2007 totaled $82.9 million as compared to $46.8 million reported in the second quarter of fiscal 2006. Net sales for the second quarter of fiscal 2007 increased 66.8% over net sales for the as-adjusted prior period. Included in Green Mountain Coffee's net sales of the fiscal second quarter of 2007 is approximately $26.1 million of Keurig, Inc.'s (Keurig) net sales, after elimination of inter-company sales. The Company acquired Keurig in June of 2006.

Net income for the fiscal second quarter of 2007 was $3.1 million or $0.38 per diluted share, compared to the reported fiscal second quarter of 2006 net income of $2.0 million or $0.25 per diluted share. Net income increased by 99.6% over the as-adjusted prior period, which was $1.6 million, or $0.20 per diluted share. Excluding the impact of the non-cash items described below, non-GAAP net income grew approximately 107% in the fiscal second quarter totaling $4.4 million, or $0.54 per share, compared to non-GAAP net income of $2.1 million or $0.27 per share, for the as-adjusted prior period. The non-cash items were: 1.) Pre-tax non-cash stock-based compensation charges of $1,004,000 or approximately $0.07 per diluted share in the fiscal second quarter of 2007 as compared to $391,000 or approximately $0.03 per diluted share in the as-adjusted prior period; 2.) As part of the purchase price accounting for the acquisition of Keurig, the fiscal second quarter 2007 results include pre-tax non-cash amortization expense related to the identifiable intangibles of approximately $1.2 million or $0.08 per diluted share; and 3.) The Company's net income in the fiscal second quarter of 2006 includes recognition of an after-tax non-cash loss of $336,000 or $0.04 per share as a result of its equity investment in Keurig.

Robert P. Stiller, Chairman of the Board, said, "Looking forward, our acquisition of Keurig is contributing meaningfully to our overall growth and prospects. The Keurig single cup brewing system differentiates us from other coffee companies because of its patent protection and because it is an elegant, cost-effective solution to serve many types of consumers. It continues to drive strong sales growth in the office coffee service channel, and has quickly risen to #1 in dollar sales for coffeemakers in the single cup category at retail, as measured by the market research firm NPD Group for the first calendar quarter of 2007. We intend to leverage our Keurig single cup system with our fabulous coffee and multi-channel geographic penetration model, to expand in both existing and new markets and continue building shareholder value."

Stiller concluded, "It was another quarter of robust growth and achievement for Green Mountain Coffee, as we continued to deliver strong sales and earnings growth. I am particularly pleased because I believe our performance confirms that we are on the right path to grow our business through sustainable relationships where we can all win - financially and in making a positive difference in the world."

Fiscal 2007 Second Quarter Ended March 31, 2007 Financial Review

Green Mountain Coffee Roasters Stand-Alone Highlights:

  Net sales for the second quarter of fiscal 2007 were $59.3 million as compared to $46.8 million reported in the second quarter of fiscal 2006. Net sales for the second quarter of fiscal 2007 increased 19.2% over net sales of $49.7 million during the as-adjusted prior period. Dollar sales growth was strongest in the consumer direct, office coffee service (OCS), and food service channels. Green Mountain K-Cup® shipments of coffee and tea increased 43% over the as-adjusted prior period.
  The consumer direct channel grew 72% in coffee pounds shipped. The majority of this growth was related to the sales of K-Cups® to consumers for use with Keurig® Single-Cup Brewers, as well as K-Cup sales to Keurig, for their developing retail and consumer channels.
  The 28% increase in the OCS channel continues to demonstrate the appeal and success of the Keurig single-cup brewing system.
  The food service channel increased 18% in coffee pounds shipped with the majority of this increase driven by continued strong sales to McDonald's restaurants in New England and Albany, New York, as well as to other existing customers.
  In the convenience store channel, coffee pounds shipped increased 7%. This increase primarily relates to fluctuations in quarterly inventory replenishment to McLane Company, the distributor to Exxon Mobil Corporation convenience stores.
  The supermarket channel coffee pounds shipped decreased 4% with increased coffee pounds from new customer acquisitions being minimal and not fully offsetting certain declines in some other supermarket customers due to increased competition in the specialty coffee category in this channel.
  The Company experienced a 14% gain in shipments of certified Fair Trade and organic coffees, including co-branded Newman's Own® Organics coffees. Certified Fair Trade and organic coffees represented 26% of total Company volume.
  Gross profit margin was 33.7% of sales as compared to 36.0% in the second quarter of fiscal 2006. Gross profit margin was 35.3% in the as-adjusted prior period. The decline in the second quarter 2007 margin was due primarily to variations in sales mix.
  Selling, general and administrative (S,G&A) expenses were 27.1% of sales as compared to 27.6% in the second quarter of fiscal 2006. The S,G&A margin was 28.7% in the as-adjusted prior period. This improvement in S,G&A margin was the result of leveraging selling and organizational resources on a higher sales base.
  Operating income for the second quarter of fiscal 2007 was $3.9 million as compared to $3.9 million reported in the second quarter of fiscal 2006. Operating income for the second quarter of fiscal 2007 increased 20.0% over operating income in the as-adjusted prior period, which was $3.3 million. The GMCR segment stand-alone operating margin was 6.6% for the second quarter of 2007 and in the as-adjusted prior period. Excluding the $725,000 stock compensation charge in the second quarter of 2007 and the comparable $391,000 stock compensation charge in the as-adjusted prior period, the stand-alone operating margin was 7.8% as compared to 7.4% in the as-adjusted prior period.

Keurig, a wholly owned subsidiary, Stand-Alone Highlights:

  Prior to the elimination of inter-company sales, net sales of Keurig included in the Company's second quarter of fiscal 2007 were $32.1 million, an increase of 81% over the prior year period when Keurig's financial results were not consolidated into the Company's financial results. The increase in sales was primarily due to higher brewer and K-Cup sales and royalty income from the sales of K-Cups. Further detail on shipments of Keurig brewers and K-Cups is provided in the chart accompanying this press release.
  As part of the consolidation, $6.0 million of inter-company Keurig sales and $2.5 million of inter-company Green Mountain Coffee Roasters stand-alone sales were eliminated.
  Net income before income taxes was $4.3 million after inter-company eliminations and before the impact of the interest expense and amortization expense described below. For the fiscal second quarter of 2007, the net impact of Keurig was to increase the consolidated income before tax of the Company by approximately $1.5 million.

Keurig Purchase Price Accounting Highlights included in the Company's financial results for the fiscal second quarter of 2007:

  Green Mountain Coffee financed the cash portion of the purchase price of Keurig through a five-year $125 million syndicated revolving credit facility led by Bank of America. The interest expense associated with the acquisition increased the Company's total interest expense by approximately $1.6 million for the quarter.
  In the second quarter of fiscal 2007, the pre-tax non-cash amortization expense related to the identifiable intangibles was approximately $1.2 million.
  As part of the purchase price, Green Mountain Coffee assumed the outstanding unvested options of the Keurig employees at June 15, 2006 and issued an inducement grant. The aggregate expense associated with these stock options is estimated at a total of $4.7 million which will be recognized over the next four years with a greater percentage of the expense in the first two years. For the second quarter of fiscal 2007, stock option expense associated with the Keurig options was $279,000.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2007:

  Total consolidated net sales growth of 40% to 50% including a range of 17% to 20% for Green Mountain Coffee without giving effect to Keurig sales as a result of the acquisition primarily due to anticipated strong double-digit sales in the office coffee channel and significant growth in the consumer direct channel. Fiscal 2007 will be 52 weeks as compared to 53 weeks in fiscal 2006.
  An operating margin in the range of 8.5% to 9.0% including consolidated non-cash charges of approximately $4.2 million for stock option compensation and $4.8 million for non-cash amortization expense related to the purchase price accounting allocation to certain intangibles.
  Interest expense of $6.5 to $7.5 million.
  A tax rate of 42.0% as compared to 41.4% in fiscal 2006.
  Fully diluted GAAP earnings per share in the range of $1.55 to $1.61 per share, including the non-cash stock compensation expenses and amortization expenses related to the identifiable intangibles, which are estimated to reduce EPS by approximately $0.62 per share ($0.29 per share for stock compensation expense and $0.33 per share for amortization expense). This compares to fully diluted fiscal 2006 GAAP EPS of $1.07. For comparison purposes, excluding the impact of these non-cash expenses, non-GAAP EPS is estimated to be in the range of $2.17 to $2.23 in fiscal 2007 as compared to non-GAAP EPS of $1.45 per share in fiscal 2006.

Company Estimates for the Third Quarter Fiscal 2007 to end on June 30, 2007:

  Please note that the prior year's fiscal calendar had twelve weeks in the third quarter whereas there will be thirteen weeks for the third quarter of fiscal 2007.
  Consolidated net sales in the range of $82 million to $86 million with Green Mountain Coffee's stand-alone net sales for the third thirteen weeks of fiscal 2007 in the range of $60 million to $64 million.
  An operating margin in the range of 8.6% to 9.1% including a non-cash charge of approximately $1.2 million or $0.08 per share for stock option compensation and non-cash amortization expenses for identifiable intangibles of approximately $1.2 million or $0.08 per share.
  Fully diluted earnings per share in the range of $0.39 to $0.44 per share, including the non-cash stock compensation expenses and amortization expenses related to the identifiable intangibles, which are estimated to reduce EPS by approximately $0.16 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2007 in the range of $23 to $26 million.
  Depreciation and amortization expenses in the range of $15.3 to $16.3 million including the $4.8 million for amortization of identifiable intangibles.

Company Outlook for Fiscal Year 2008:

  A sales and earnings growth rate in the range of 20% to 30%.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as stock-based compensation, amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006 and non-cash gains or losses from the Company's equity investment in Keurig prior to the acquisition. In addition, as a result of the Company's change in its fiscal quarters in fiscal 2007, the Company is providing quarter-to-quarter comparisons on an as-adjusted basis for comparative purposes. These amounts are not in accordance with, or an alternative to, GAAP. The Company's management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company's results of operations and financial condition and comparability between current and prior periods. Manage-ment uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. In this press release, the Company presents its results for the second quarter of fiscal 2007 and year-to-date results for the first twenty-six weeks of fiscal 2007 and the comparable prior period on a GAAP and Non-GAAP basis with line item reconciliation.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today, at 10:30 AM ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 2190348 from 1:30 PM ET on May 3rd through midnight on Monday, May 7, 2007.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees and successful business practices. The Company sells over 100 high quality selections, including Fair Trade Certified™ and organic coffees under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its wholesale, direct mail, and e-commerce operations (www.GreenMountainCoffee.com), it also owns Keurig, Incorporated, a pioneer and leading manufacturer of gourmet single-cup brewing systems. Keurig markets premium single-cup (K-Cup) coffee brewing systems for the office and the home while the Company licenses, manufactures and sells Green Mountain coffee and tea K-Cups® for offices, homes and other venues. Green Mountain Coffee Roasters was recently ranked No. 1 on the Business Ethics list of "100 Best Corporate Citizens," and has been recognized repeatedly by Forbes, Fortune Small Business, and the Society of Human Resource Management as an innovative, high-growth, socially responsible company.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, business conditions in the coffee industry and food industry in general, the unknown impact of management changes, Keurig Inc.'s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)
	Thirteen weeks ended 3/31/07	Twelve weeks ended 4/8/06	Twenty-six weeks ended 3/31/07	Twenty-eight weeks ended 4/8/06

Net sales	$ 82,877	$ 46,779	$ 166,218	$ 110,646
Cost of sales	50,393	29,933	102,049	71,506
Gross profit	32,484	16,846	64,169	39,140

Selling and operating expenses	17,935	9,912	37,207	23,240
General and administrative expenses	7,490	2,987	14,082	6,790
Operating income	7,059	3,947	12,880	9,110

Other income (expense)	37	101	75	172
Interest expense	(1,631)	(39)	(3,424)	(123)
Income before income taxes	5,465	4,009	9,531	9,159

Income tax expense	(2,320)	(1,699)	(3,944)	(3,871)
Income before earnings related to investment in Keurig, Incorporated	3,145	2,310	5,587	5,288
Earnings (loss) related to investment in Keurig, Incorporated, net of tax	-	(336)	-	(334)
Net income	$ 3,145	$ 1,974	$ 5,587	$ 4,954
	=====	=====	======	======
Basic income per share:
Weighted average shares outstanding	7,727,546	7,492,301	7,689,502	7,482,811
Net income	$ 0.41	$ 0.26	$ 0.73	$ 0.66

Diluted income per share:
Weighted average shares outstanding	8,206,598	7,909,263	8,141,649	7,893,795
Net income	$ 0.38	$ 0.25	$ 0.69	$ 0.63

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands)

	March 31, 2007	September 30, 2006

Assets
Current assets:
Cash and cash equivalents	$233	$1,066
Restricted cash and cash equivalents	115	208
Receivables, less allowances of $1,273 and $1,021 at March 31, 2007, and September 30, 2006, respectively	34,397	30,071
Inventories	25,820	31,796
Other current assets	3,273	2,816
Income tax receivable	866	618
Deferred income taxes, net	1,829	1,384
Total current assets	66,533	67,959

Fixed assets, net	52,573	48,811
Intangibles, net	36,614	39,019
Goodwill	75,208	75,305
Other long-term assets	3,340	2,912

	$234,268	$234,006
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 72	$ 97
Accounts payable	21,229	23,124
Accrued compensation costs	5,740	6,736
Accrued expenses	8,358	7,978
Other short-term liabilities	758	874
Total current liabilities	36,157	38,809

Long-term revolving line of credit	91,700	102,800
Long-term debt	40	71
Deferred income taxes	19,988	17,386

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued - 8,924,647 and 8,786,505 shares at March 31, 2007 and September 26, 2006, respectively	893	879
Additional paid-in capital	41,794	36,070
Retained earnings	51,725	46,138
Accumulated other comprehensive (loss)	(430)	(548)
ESOP unallocated shares, at cost - 9,770 shares at March 31, 2007 and at September 30,2006	(263)	(263)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	86,383	74,940

	$234,268	$234,006
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations and Reconciliation of Reported Second Quarter 2006 to Adjusted Second Quarter 2006 Period
(in thousands except per share amounts)
		Second Quarter 2006 Reconciliation
	Second Quarter	Second Quarter	Plus:	Second Quarter
	2007, As	2006, As	Adjustment	2006, As
	Reported	Reported	for extra	Adjusted
	(13 weeks)	(12 weeks)	1 week	(13 weeks)

Net Sales	$ 82,877	$ 46,779	$2,922	$ 49,701
Cost of Sales	50,393	29,933	2,216	32,149
Gross Profit	32,484	16,846	706	17,552
Selling and operating expenses	17,935	9,912	1,254	11,166
General and administrative expenses	7,490	2,987	135	3,122
Operating Income	7,059	3,947	(683)	3,264
Other income	37	101	1	102
Interest expense	(1,631)	(39)	(12)	(51)
Income before income taxes	5,465	4,009	(694)	3,315
Income tax expense	(2,320)	(1,699)	295	(1,404)
Income before earnings related to investment in Keurig, Inc., net of tax	3,145	2,310	(399)	1,911
Earnings (loss) related to investment in Keurig, Inc., net of tax	-	(336	-	(336)
Net Income	$ 3,145	$ 1,974	$ (399)	$ 1,575
Net Income per share - basic	$ 0.41	$ 0.26	$ (0.05)	$ 0.21
Net income per share - diluted	$ 0.38	$ 0.25	$ (0.05)	$ 0.20

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations and Reconciliation of Reported Second Quarter Year to Date 2006 to Adjusted Second Quarter Year to Date 2006 Period
(in thousands except per share amounts)
		Second Quarter YTD 2006 Reconciliation
	Second Quarter	Second Quarter	Less:	Second Quarter
	YTD 2007, As	YTD 2006, As	Adjustment	YTD 2006, As
	Reported	Reported	for extra	Adjusted
	(26 weeks)	(28 weeks)	2 weeks	(26 weeks)

Net Sales	$ 166,218	$ 110,646	$ (7,810)	$ 102,836
Cost of Sales	102,049	71,506	(5,209)	66,297
Gross Profit	64,169	39,140	(2,601)	36,539
Selling and operating expenses	37,207	23,240	(1,286)	21,954
General and administrative expenses	14,082	6,790	(470)	6,320
Operating Income	12,880	9,110	(845)	8,265
Other income	75	172	(17)	155
Interest expense	(3,424)	(123)	23	(100)
Income before income taxes	9,531	9,159	(839)	8,320
Income tax expense	(3,944)	(3,871)	356	(3,515)
Income before earnings related to investment in Keurig, Inc., net of tax	5,587	5,288	(483)	4,805
Earnings (loss) related to investment in Keurig, Inc., net of tax	-	(334)	-	(334)
Net Income	$ 5,587	$ 4,954	$ (483)	$ 4,471
Net Income per share - basic	$ 0.73	$ 0.66	$ (0.06)	$ 0.60
Net income per share - diluted	$ 0.69	$ 0.63	$ (0.06)	$ 0.57

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Statements of Operations- Non-GAAP basis
(in thousands except per share amounts)

	Thirteen weeks ended March 31, 2007
	GAAP	Stock- Based Compensation	Amortization of Identifiable Intangibles	Earnings related to investment in Keurig, Inc.	Non-GAAP

Net Sales	$82,877	$-	$-	$-	$82,877
Cost of Sales	50,393	(118)	-	-	50,275
Gross Profit	32,484	118	-	-	32,602
Selling and operating expenses	17,935	(316)	-	-	17,619
General and administrative expenses	7,490	(570)	(1,203)	-	5,717
Operating Income	7,059	1,004	1,203	-	9,266
Other income	37	-	-	-	37
Interest expense	(1,631)	-	-	-	(1,631)
Income before income taxes	5,465	1,004	1,203	-	7,672
Income tax expense	(2,320)	(426)	(510)	-	(3,256)
Income before earnings related to investment in Keurig, Inc., net of tax	3,145	578	693	-	4,416
Earnings related to investment in Keurig, Incorporated, net of tax benefit	-	-	-	-	-
Net Income	$3,145	$578	$693	$-	$4,416

Basic income per share:
Weighted average shares outstanding	7,727,546	7,727,546	7,727,546	7,727,546	7,727,546
Net Income	$0.41	$0.07	$0.09	$-	$0.57

Diluted income per share:
Weighted average shares outstanding	8,206,598	8,206,598	8,206,598	8,206,598	8,206,598
Net income	$0.38	$0.07	$0.08	$-	$0.54

	Twenty-six weeks ended March 31, 2007
	GAAP	Stock- Based Compensation	Amortization of Identifiable Intangibles	Earnings related to investment in Keurig, Inc.	Non-GAAP

Net Sales	$166,218	$-	$-	$-	$166,218
Cost of Sales	102,049	(198)	-	-	101,851
Gross Profit	64,169	198	-	-	64,367
Selling and operating expenses	37,207	(596)	-	-	36,611
General and administrative expenses	14,082	(954)	(2,406)	-	10,722
Operating Income	12,880	1,748	2,406	-	17,034
Other income	75	-	-	-	75
Interest expense	(3,424)	-	-	-	(3,424)
Income before income taxes	9,531	1,748	2,406	-	13,685
Income tax expense	(3,944)	(723)	(990)	-	(5,657)
Income before earnings related to investment in Keurig, Inc., net of tax	5,587	1,025	1,416	-	8,028
Earnings related to investment in Keurig, Incorporated, net of tax benefit	-	-	-	-	-
Net Income	$5,587	$1,025	$1,416	$-	$8,028

Basic income per share:
Weighted average shares outstanding	7,689,502	7,689,502	7,689,502	7,689,502	7,689,502
Net Income	$0.73	$0.13	$0.18	$-	$1.04

Diluted income per share:
Weighted average shares outstanding	8,141,649	8,141,649	8,141,649	8,141,649	8,141,649
Net income	$0.69	$0.13	$0.18	$-	$0.99

	As Adjusted Thirteen weeks ended March 25, 2006
	GAAP	Stock- Based Compensation	Amortization of Identifiable Intangibles	Earnings related to investment in Keurig, Inc.	Non-GAAP

Net Sales	$49,701	$-	$-	$-	$49,701
Cost of Sales	32,149	(53)	-	-	32,096
Gross Profit	17,552	53	-	-	17,605
Selling and operating expenses	11,166	(104)	-	-	11,062
General and administrative expenses	3,122	(234)	-	-	2,888
Operating Income	3,264	391	-	-	3,655
Other income	102	-	-	-	102
Interest expense	(51)	-	-	-	(51)
Income before income taxes	3,315	391	-	-	3,706
Income tax expense	(1,404)	(166)	-	-	(1,570)
Income before earnings related to investment in Keurig, Inc., net of tax	1,911	225	-	-	2,136
Earnings (loss) related to investment in Keurig, Incorporated, net of tax benefit	(336)	-	-	336	-
Net Income	$1,575	$225	-	$336	$2,136

Basic income per share:
Weighted average shares outstanding	7,492,301	7,492,301	7,492,301	7,492,301	7,492,301
Net Income	$0.21	$0.03	$-	$0.04	$0.28

Diluted income per share:
Weighted average shares outstanding	7,909,263	7,909,263	7,909,263	7,909,263	7,909,263
Net income	$0.20	$0.03	$-	$0.04	$0.27

	As Adjusted Twenty-six weeks ended March 25, 2006
	GAAP	Stock- Based Compensation	Amortization of Identifiable Intangibles	Earnings related to investment in Keurig, Inc.	Non-GAAP

Net Sales	$102,836	$-	$-	$-	$102,836
Cost of Sales	66,297	(104)	-	-	66,193
Gross Profit	36,539	104	-	-	36,643
Selling and operating expenses	21,954	(214)	-	-	21,740
General and administrative expenses	6,320	(412)	-	-	5,908
Operating Income	8,265	730	-	-	8,995
Other income	155	-	-	-	155
Interest expense	(100)	-	-	-	(100)
Income before income taxes	8,320	730	-	-	9,050
Income tax expense	(3,515)	(309)	-	-	(3,824)
Income before earnings related to investment in Keurig, Inc., net of tax	4,805	421	-	-	5,226
Earnings (loss) related to investment in Keurig, Incorporated, net of tax benefit	(334)	-	-	334	-
Net Income	$4,471	$421	-	$334	$5,226

Basic income per share:
Weighted average shares outstanding	7,482,811	7,482,811	7,482,811	7,482,811	7,482,811
Net Income	$0.60	$0.06	$-	$0.04	$0.70

Diluted income per share:
Weighted average shares outstanding	7,893,795	7,893,795	7,893,795	7,893,795	7,893,795
Net income	$0.57	$0.05	$-	$0.04	$0.66

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Coffee Pounds Shipped by Stand-Alone Green Mountain Coffee
(Unaudited Pounds in Thousands)
CHANNEL	Q2 13 wks. ended 3/31/07	Q2 13 wks. ended 3/25/06	Q2 Y/Y lb. Change	Q2 % Y/Y lb. Change	Q2YTD 26 wks. ended 3/31/07	Q2YTD 26 wks. ended 3/25/06	Q2YTD Y/Y lb. Change	Q2YTD % Y/Y lb. Change
Supermarkets	1,545	1,611	(66)	-4.1%	3,225	3,335	(110)	-3.3%
Convenience Stores	1,291	1,209	82	6.8%	2,747	2,770	(23)	-0.8%
Office Coffee Srvs	1,852	1,443	409	28.3%	3,545	2,913	632	21.7%
Food Service	1,248	1,055	193	18.3%	2,613	2,237	376	16.8%
Consumer Direct	532	309	223	72.2%	1,072	637	435	68.3%
Totals	6,468	5,627	841	14.9%	13,202	11,892	1,310	11.0%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
Note: The pounds shipped number in the Consumer Direct channel includes shipments made to Keurig, Inc. for sales to the retail channel.

REGION	Q2 13 wks. ended 3/31/07	Q2 13 wks. ended 3/25/06	Q2 Y/Y lb. Change	Q2 % Y/Y lb. Change	Q2YTD 26 wks. ended 3/31/07	Q2YTD 26 wks. ended 3/25/06	Q2YTD Y/Y lb. Change	Q2YTD % Y/Y lb. Change
New England	2,928	2,564	364	14.2%	6,090	5,337	753	14.1%
Mid Atlantic	1,789	1,566	223	14.2%	3,594	3,283	311	9.5%
South	1,030	802	228	28.4%	2,097	1,812	285	15.7%
Midwest	318	299	19	6.4%	649	652	(3)	-0.5%
West	339	336	3	0.9%	646	669	(23)	-3.4%
International	64	60	4	6.7%	126	139	(13)	-9.4%
Totals	6,468	5,627	841	14.9%	13,202	11,892	1,310	11.0%

Data Related to Keurig, Inc., a wholly-owned subsidiary (1), and Green Mountain Coffee Roasters
(Unaudited data and in thousands)

	Q2 13 wks ended 3/31/07	Q2 13 wks ended 4/1/06	Q2 Y/Y Increase	Q2 % Y/Y Increase	FY07 26 wks ended 3/31/07	FY06 26 wks ended 4/1/06	FY07 Y/Y Increase	FY07 % Y/Y increase
Total Keurig brewers shipped (2)	84	45	39	87%	205	122	84	69%
Total K-Cups shipped (system-wide) (3)	166,315	116,776	49,539	42%	314,374	221,834	92,540	42%
Total K-Cups shipped by GMCR (4)	93,702	65,576	28,126	43%	176,485	126,697	49,788	39%
  The Company acquired Keurig, Inc. on June 15, 2006.
  Total Keurig brewers shipped means brewers shipped by Keurig to customers in the US/Canada. Cumulative brewers shipped life to date to customers in the US/Canada as of 3/31/07 is 678 thousand units.
  Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the US/Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig.
  Total K-Cups shipped by GMCR are under the brands Green Mountain Coffee, Newman's Own Organics coffee and Celestial Seasonings tea.

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